Exhibit 10.20

THE CANNERY MANAGEMENT AGREEMENT

THIS, THE CANNERY MANAGEMENT AGREEMENT (the “Agreement”), is made and entered into effective as of the      day of May, 2002 (the “Effective Date”), by and between The Cannery Hotel and Casino, LLC, a Nevada limited liability company (together with its permitted successors and assigns under this Agreement, “Owner”), and Millennium Management Group II, LLC, a Nevada limited liability company (together with its permitted successors and assigns under this Agreement, “Manager”).

RECITALS

A.            Owner owns the property more fully described in Exhibit A attached hereto, located at the intersection of Craig Road and Losee Road approximately 7/10 of a mile west of Craig Road and the Interstate 15 interchange, North Las Vegas, Nevada (the “Land”), upon which Owner is developing, constructing and intends to operate a “first-class neighborhood casino hotel” project similar in quality to existing casino hotels located in Clark County, Nevada, containing approximately 201 rooms and suites, with dining rooms, meeting rooms, restaurants, bars, lounges and other hotel facilities and amenities, and a casino of approximately 50,000 square feet (collectively, “The Cannery”).

B.            Manager is experienced in planning, developing and managing casino hotels and casino hotel projects of the type and nature similar to The Cannery.

C.            Owner represents that, as of the Effective Date, it has received preliminary approval from appropriate governmental authorities, including Gaming Authorities (as defined below), to develop, construct, and operate The Cannery and Owner knows of no facts that may prevent Owner from securing appropriate Licenses (as defined below), including Gaming Licenses (as defined below), for constructing, developing and operating The Cannery.

D.            Owner desires to engage Manager as its agent to provide consulting and management services to Owner in connection with planning, developing, constructing, furnishing, equipping, staffing and opening The Cannery, and upon its opening, managing The Cannery for the Initial Term and each Extension Term (as defined below), and Manager desires to be so engaged.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is agreed:

1.             THE ENGAGEMENT: PHASES OF DEVELOPMENT AND OPERATION

Upon and subject to the terms and conditions herein, Owner hereby engages and retains Manager, and Manager hereby agrees to be so engaged and retained by Owner, to provide the management services provided herein (collectively, the “Management Services”). The parties agree and acknowledge that, unless expressly stated herein to the contrary, Owner shall be responsible for all direct costs, fees, reimbursements, or expenses incurred by Manager on behalf of Owner for the provision of Management Services. Notwithstanding the foregoing, Manager shall be responsible for and pay its own expenses of operations, rent, overhead, employee expenses and general business expenses relating to its business of casino hotel management services. In the event that Manager dedicates one or more of its employees on a temporary basis to The Cannery, Owner shall reimburse Manager for the gross payroll of such person(s) for the relevant time. The services to be rendered by Manager to Owner pursuant to the terms of this Agreement shall involve three (3) phases of operations, which are defined generally as:

A.            The planning, construction and development phase (“Phase I”);

B.            The pre-opening phase (“Phase II”); and

C.            The operations phase (“Phase III”).

Phase I will overlap Phase II and may overlap, to some extent, Phase III. Phase II may, to some extent, overlap Phase III.

2.             TERM

The initial term of this Agreement shall commence as of the Effective Date and shall terminate ten (10) years after the Opening Date (as defined below) (the “Initial Term”). The Initial Term shall automatically renew thereafter for successive one (1) year extension terms (each, an “Extension Term”), unless terminated by either party upon written notice to the other not less than one hundred eighty (180) days prior to the expiration of the Initial Term or any Extension Term.

3.             PHASE I

3.1          Phase I Services

During Phase I, which shall commence as of the Effective Date, the Management Services shall include consulting, pre-opening and technical services to Owner in connection with planning, developing, constructing, furnishing, equipping and staffing The Cannery. Such services will include assisting Owner and the various Design Professionals (as defined below) and contractors in the provision and coordination of their services, including, but not limited to:

3.1.1        Architect

Review and critique architectural plans and specifications for The Cannery prepared and developed by the architect, as selected by Owner (the “Architect”); and advise and consult with the Architect regarding the location and layout of all hotel facilities and amenities, including, but not limited to, guest rooms, public spaces, meeting and conference rooms, the casino, security and counting rooms, and food and beverage facilities.

3.1.2        Interior Designer

Assist Owner in selecting and retaining an interior designer (the “Interior Designer”); advise and consult with the Interior Designer regarding the theme, layouts, design,

and utility of The Cannery from an operational point of view; and review and critique design proposals from the Interior Designer.

3.1.3        Project Manager

Meet with the project manager, as selected by Owner (the “Project Manager”), on a regularly scheduled basis to develop a construction schedule for The Cannery; and assist the Project Manager in coordinating the work of the Design Professionals (as defined below).

3.1.4        Other Design Professionals

Assist Owner in selecting and retaining design, technical and installation experts and consultants (collectively with the Architect, the Interior Designer and the Landscape Designer (as defined below), the “Design Professionals”) required for the design, selection and installation of equipment for systems required by The Cannery, including, but not limited to, kitchen, laundry, telephone, communications, sound, computer, security and surveillance systems; advise and consult with the Design Professionals with respect to hotel and casino operations and systems.

3.1.5        Purchasing Agent

Assist Owner in selecting and retaining a purchasing agent (the “Purchasing Agent”) for the purchase, delivery and installation of all furnishings, fixtures and equipment required for The Cannery (“FF&E”).

3.1.6        Landscape Designer

Assist Owner in selecting and retaining a landscape designer (the “Landscape Designer”).

3.1.7        Budgets

Assist Owner in developing budgets for FF&E, including, but not limited to, kitchen equipment, laundry equipment, telephone and communications equipment, sound equipment, casino and gaming equipment, security, surveillance and closed-circuit television equipment, and other individual categories of FF&E; and assist Owner and the Architect in developing an overall budget for the design, development and construction of The Cannery, which budget will form part of the Pre-Opening Plan (as defined below).

3.1.8        Equipment Selection

Assist Owner in selecting equipment for The Cannery, including, but not limited to, kitchen equipment, laundry equipment, telephone and communications equipment, office equipment, accounting and business machines, casino and gaming equipment, security, surveillance and closed-circuit television equipment and other equipment and systems required for the operation of The Cannery.

3.1.9        Periodic Inspections

Conduct inspections and reviews from time to time in coordination with the Project Manager during the construction period, as Owner may reasonably request with regard to such matters as Owner determines may be useful to Owner in Owner’s overall supervision of the construction of The Cannery. For purposes of this Subparagraph 3.1.9, the construction period shall commence as of the Effective Date and terminate on the Opening Date.

3.2          Responsibility for Construction

Manager shall be responsible for supervising construction of The Cannery and all phases or portions thereof, and the Project Manager shall report to Manager.

4.             PHASE II

During Phase II, which shall commence sufficiently in advance of the scheduled Opening Date to permit the timely opening of The Cannery, the Management Services shall include all necessary pre-opening services in preparation for the opening of The Cannery.

4.1          Opening Date; Commencement of Services

The “Opening Date” for purposes of this Agreement means the first date agreed upon by Manager and Owner, that:

(i)            The construction of The Cannery is substantially completed;

(ii)           The FF&E, including all gaming, security, surveillance and related equipment and financial controls, is substantially installed;

(iii)          All Licenses, whether temporary or permanent, required for the operation of The Cannery have been obtained;

(iv)          Adequate working capital and minimum required cash reserves, as provided in the Pre-Opening Plan, have been duly deposited or furnished as applicable; and

(v)           The Cannery is ready to render “first-class” service to patrons on a fully operational basis.

4.2          Phase II Pre-Opening Services

In general, Manager shall be responsible, on behalf of Owner, for coordinating the activities necessary or reasonably required to open The Cannery for business, including (i) assuring that Owner has properly staffed and equipped The Cannery, and (ii) coordinating and implementing a program for marketing the guest rooms, gaming operations, facilities, and services of The Cannery. Phase II shall continue through the Opening Date and conclude when the following services are completed by Manager:

4.2.1        Operating Budgets

Prepare, revise and update from time to time the operating budgets for The Cannery and its various departments, which budgets will form a part of the Pre-Opening Plan.

4.2.2        Concepts For Food And Beverage, Lounge And Other Specialized Facilities

Develop operating concepts in consultation with Owner for food, beverage and lounge facilities and other specialized facilities of The Cannery and assist Owner in selecting and establishing menus, pricing and uniforms.

4.2.3        Staffing Tables

Prepare and cause The Cannery to implement staffing tables, employment timetables, employee hiring and training guidelines and other programs relating to staffing The Cannery.

4.2.4        Staff Retention

Recruit and hire on behalf of Owner at an appropriate time prior to the Opening Date a general manager, a resident manager, if applicable, a human resources manager, a food and beverage manager, a casino manager, a controller, a director of sales, a head housekeeper, and other required department heads in accordance with hiring criteria approved by Owner. Thereafter, with the assistance of such department heads, Manager will cause to be hired on behalf of Owner a full staff of employees for The Cannery.

4.2.5        Casino Concepts

Assist Owner in developing casino operating concepts, selecting gaming equipment, preparing a casino marketing strategy and player development programs, and developing a credit policy and credit collection system.

4.2.6        Advertising and Marketing

Prepare pre-opening advertising, marketing and public relations budgets which will form part of the Pre-Opening Plan, hire on behalf of Owner advertising and public relations firms, and manage and coordinate their activities so as to develop a cohesive and coordinated pre-opening program for advertising, marketing and public relations, all subject to Owner’s approval.

4.2.7        Sales Personnel and Sales Office

Hire on behalf of Owner sales and marketing personnel; establish a sales and marketing program, which may include, with Owner’s consent, participation in or maintenance of one or more remote sales and marketing offices to attract group, corporate and package tour accounts (collectively, the “Sales Office”) for the purpose of selling and marketing rooms, meeting rooms, casino and gaming activities and other facilities of The Cannery prior to the

Opening Date and thereafter. Manager may cause the Sales Office and its staff to be shared and used in common with other casinos, hotels, or other related facilities under management by Manager, or any of its Affiliates, or other compatible gaming, hospitality, or travel industry organizations in order to promote operational efficiencies.

4.2.8        Centralized Bookings

Cause the participation of The Cannery in a centralized telephone booking system, including the use of “800” numbers, computerized bookings with computer-assisted confirmations, or include such services as part of the services provided by a “Flag” or franchise, if applicable.

4.2.9        Licenses and Permits

Assist Owner in securing all approvals, licenses and permits necessary to own, open and operate The Cannery (collectively, the “Licenses”), including any approvals, licenses and permits required by the Gaming Authorities (collectively, “Gaming Licenses”).

4.2.10      Market Studies

Cause the update of any market study previously prepared on behalf of The Cannery, as may be reasonably required prior to the Opening Date.

4.2.11      Accounting Systems

Establish appropriate accounting systems, internal financial controls, financial reporting systems, and such other systems and methods of reporting, including those required by applicable gaming laws and regulations (the “Gaming Laws”) as promulgated by such applicable governmental authority supervising gaming activities (the “Gaming Authorities”), and as may be necessary or appropriate for The Cannery and all of its activities.

4.2.12      Tenants and Concessionaires

Assist Owner in procuring tenants and concessionaires, taking into account local custom and usage, including the leasing, and when applicable, the operating of sundry shops, beauty shops, boutiques, health clubs, recreational facilities and such other shops and facilities as may be deemed appropriate for the operation of The Cannery.

4.2.13      Entertainment

Book entertainment appropriate for the facilities of The Cannery.

5.             PHASE III

During Phase III, which shall commence upon the Opening Date, the Management Services will include Manager having uninterrupted control over the operations of The Cannery, including, but not limited to, the casino, hotel, entertainment and restaurant facilities of The Cannery, and will, among other services, set various rates and prices, issue casino credit, grant complimentaries, hire personnel and select marketing and promotional campaigns. In addition and more specifically, the following provisions shall govern certain of the duties and obligations of Owner and Manager:

5.1          General Duties of Manager

Manager shall provide such management services as are usually and customarily performed by managers of a “first-class neighborhood casino hotel” similar to The Cannery, all at Owner’s expense, generally in accordance with the Pre-Opening Plan, as applicable, and the Annual Plan (as defined below), and Manager shall:

5.1.1        Maximize Patronage

Use all reasonable efforts to maximize patronage of The Cannery.

5.1.2        Prepare Budgets/Annual Plan

Prepare the Pre-Opening Plan and the Annual Plan in consultation with, and subject to the approval of, Owner, and revise and update the Annual Plan as required.

5.1.3        Sales, Marketing and Advertising

Develop and update advertising, public relations, sales and marketing plans; implement and supervise sales and marketing campaigns; develop tour packages; develop and implement player development programs for gaming activities; book entertainment appropriate for The Cannery; and generally promote The Cannery and its facilities.

5.1.4        Centralized Booking System

Participate in and monitor centralized computerized booking and reservations systems, or, if The Cannery is operated under a “Flag” or franchise and is participating in the franchise reservation system, monitor same for efficiency and productivity.

5.1.5        Incentives and Extensions of Credit to Promote Patronage

Consistent with the Annual Plan and in conjunction with player development programs, provide complimentary rooms, amenities and extensions of credit to The Cannery patrons to promote gaming activities at The Cannery. In the exercise of its reasonable business judgment and in conjunction with player development programs, Manager shall obtain from patrons receiving credit, to the extent permitted, and in accordance with the Gaming Laws, appropriate “markers” or “I.O.U.’s” (all forms of credit, including the foregoing, collectively referred to as “Markers”), in accordance with overall credit policies established for The Cannery from time to time in consultation with Owner.

5.1.6        Employment of Staff

Arrange for the employment, payment, supervision and discharge of all of The Cannery employees in accordance with Owner-approved policies.

5.1.7        Purchase of Supplies; Engage Professionals

Arrange as necessary for the purchase of food, beverages, operating supplies, merchandise, required FF&E and all other supplies necessary for the proper operation of The Cannery as a “first-class neighborhood casino hotel”; arrange for the engagement of advisors, consultants, or other professionals from time to time as reasonably necessary to promote the sound and efficient operation of The Cannery, including accountants, financial advisors, real estate advisors, computer consultants, attorneys (subject to the limitations otherwise set forth herein), and such other professionals as appropriate.

5.1.8        Maintenance

Arrange and provide for the maintenance and repair of The Cannery in accordance with the Annual Plan and standards consistent with The Cannery.

5.1.9        Refurbish

Make available such of Manager’s personnel, and arrange for such other personnel that, in Manager’s reasonable judgment, are needed to prepare, review and implement plans and specifications for minor and routine alteration or refurbishment of The Cannery as proposed by Owner from time to time; arrange for the design, selection, and scope of replacement of FF&E.

5.1.10      Improve Operations

Improve operations or eliminate operational problems as necessary in the manner deemed appropriate by Manager.

5.1.11      Comply with Laws

Cause all such other things to be done in or about The Cannery as shall be necessary to comply with the Gaming Laws and requirements of the Gaming Authorities, and of any other governmental authority having jurisdiction over the use, maintenance or operation of The Cannery.

5.1.12      Utility Services

Arrange for utility services, telephone, vermin extermination, security, trash removal and other services necessary or reasonably required for the operation of The Cannery as a “first-class neighborhood casino hotel.”

5.1.13      Collection of Revenue

Use all reasonable efforts to collect all charges, rents, Markers and other amounts due on account of The Cannery and cause the recovery and/or cause the surrender of space, as applicable and necessary from The Cannery guests, patrons, tenants, subtenants, parties providing exclusive services and concessionaires.

5.1.14      Legal Actions

Subject to the limitations described hereafter, commence legal actions concerning The Cannery on behalf of Owner as are necessary or reasonably required, in the opinion of Manager, to preserve and protect the assets constituting The Cannery and to collect sums due on account of the operation of The Cannery; advise Owner of the commencement of material legal actions concerning The Cannery; and to retain counsel, in the manner set forth hereafter on behalf of Owner and Manager, in connection with any action or proceeding commenced by or against Owner or Manager or concerning The Cannery.

5.1.15      Concessions and Leases

On behalf of Owner, grant concessions and leases for services customarily subject to concession or lease, if, in Manager’s reasonable opinion, the granting of such concessions and leases is deemed necessary or desirable.

5.1.16      Licenses

Obtain and maintain all Licenses as may be required by law in order to operate The Cannery, including all alcoholic beverage facilities and gaming facilities as shall be operated within The Cannery.

5.1.17      Accounting and Financial Controls

Establish such accounting systems and internal controls as may be required by applicable Gaming Laws and render such periodic financial reports and other reports with respect to operations of The Cannery from time to time as may be specifically required hereunder.

5.1.18      Insurance

Advise Owner with respect to, and assist Owner in obtaining, insurance coverage and insurance policies hereafter described.

5.1.19      Consultation with Owner

At Owner’s reasonable request, make Manager’s personnel available, upon reasonable notice, to consult with and advise Owner concerning all policies and procedures affecting the conduct of the business of The Cannery and to consider suggestions with respect thereto made by Owner.

5.2          The Plans

The following provisions shall apply to the Pre-Opening Plan and the Annual Plan:

5.2.1        The Plans

Manager shall submit a business plan for The Cannery to Owner for Owner’s approval not later than thirty (30) days prior to the scheduled Opening Date (the “Pre-Opening Plan”), and at least thirty (30) days prior to the beginning of each Fiscal Year (as defined below) thereafter (the “Annual Plan” and together with the Pre-Opening Plan, the “Plans”), in a form reasonably satisfactory to Owner, which shall include for the ensuing Fiscal Year or portion thereof, as applicable:

(i)            Profit & Loss Statement: An estimated monthly profit and loss statement prepared generally in accordance with GAAP generally with any variations based on the Gaming Laws or applicable local laws or regulations being duly noted;

(ii)           Receipts & Expenditures: A budget of receipts and expenditures required for the operation of The Cannery pursuant to the terms of this Agreement, including rates to be charged and expenditure proposals for:

(A)          payroll, including wages, other remuneration, and fringe benefits;

(B)           food and beverage and other operating supplies;

(C)           FF&E;

(D)          repair and maintenance;

(E)           revisions, alterations, rebuilding, replacements, additions and improvements in and to The Cannery;

(F)           advertising, marketing and public relations;

(G)           the engagement of experts and consultants; and

(H)          other operations.

(iii)          Sales and Marketing Plan: A plan for the sales, marketing, and public relations for The Cannery.

(iv)          Assumptions: Each Plan shall also contain, in narrative form, the assumptions used as the basis of its preparation.

5.2.2        Procedure for Plan Approval and Dispute Resolution

(i)            Disputed Item: Owner shall provide to Manager its written approval or disapproval (including written comments setting forth in reasonable detail the reasons for Owner’s disapproval, if any) of each Plan not later than thirty (30) days after Owner’s receipt of such Plan (the “Owner’s Review Period”). If Owner objects to or disputes all or any portion of such Plan (a “Disputed Item”), Manager shall attempt to reach an agreement with Owner with respect to the Disputed Items. Both Owner and Manager will proceed with due diligence and in good faith to attempt to reach agreement with respect to the Disputed Items, If Owner and Manager have not reached an agreement with respect to the Disputed Items within a thirty (30) day period after Manager’s receipt of the Disputed Items (“Manager’s Review Period”), the parties are required, no later than seven (7) days after the expiration of Manager’s Review Period, to submit the Disputed Item(s) and all relevant information pertaining thereto, without regard to the strict rules of evidence, to Piercy Bowler Taylor and Kern, CPAs, of Las Vegas, Nevada (or, if the foregoing is unable to serve, a similar accounting firm mutually agreeable to Owner and Manager) (the “Determining Accountants”). Within thirty (30) days after the receipt of the dispute for resolution, the Determining Accountants shall determine the appropriate amount to be budgeted for the Disputed Item(s) based upon all relevant factors, including the desire of Owner and Manager to maintain and operate The Cannery in accordance with standards for a “first-class neighborhood casino hotel,” the Gaming Laws, and applicable local laws and customs (to the extent such local customs are consistent with the terms and intent of this Agreement). The determination of the Determining Accountants with respect to the Disputed Item(s) shall be final and conclusively binding upon Owner and Manager. Pending Manager’s receipt of Owner’s approval of a Plan pursuant to this Subparagraph 5.2.2(i) and/or a decision of the Determining Accountants, Manager shall be entitled to operate The Cannery in accordance with the proposed Plan submitted by Manager; provided, however, that Manager shall endeavor in good faith to preserve Owner’s objections to any Disputed Items pending the Determining Accountants’ decision. The final Plan resulting from the Determining Accountant’s decision as to any Disputed Item(s) shall be effective immediately upon receipt by Manager of the Determining Accountants’ written decision, but such Plan shall not affect any expenditures made or committed to by Manager in accordance with the immediately preceding sentence. Notwithstanding anything to the contrary provided herein, any disputes pertaining to amounts budgeted for capital improvements which exceed the amount available in any reserves shall not be submitted to the Determining Accountants for resolution, and if Owner and Manager cannot reach an agreement with respect to such expenditures for capital improvements, then: (i) unless Owner has changed its position with respect to such capital improvement; or (ii) unless the expenditure is of an emergency nature or necessary for the preservation of safety to persons or property, the amount(s) provided by Owner for such capital improvements shall be utilized in the Plan.

(ii)           Deemed Disapproval: If and only if the managers of Owner (as the term “managers” is defined in Nevada Revised Statutes 86.071) cannot consent to the approval of the proposed plan pursuant to the Operating Agreement of Owner, as amended, Owner shall provide Manager with notice of same within Owner’s Review Period and Owner shall be deemed to have disapproved such Plan as submitted by Manager until such time as Owner provides its written approval or disapproval of such Plan. Pending Manager’s receipt of Owner’s approval of a Plan, pursuant to this Subparagraph 5.2.2(ii), Manager shall be entitled to operate The Cannery in accordance with the most recently prior approved Plan.

5.2.3        Compliance with Modification to the Plans

During each Fiscal Year, Manager shall, in the performance of the Management

Services, use and employ its reasonable efforts to generally comply with the Plan relating to such Fiscal Year. Manager shall nevertheless retain the discretion to re-allocate part or all of the amount budgeted with respect to any line item to another line item in the budget provided the overall budget is maintained, and to make expenditures not authorized under the applicable Plan under certain circumstances if, in Manager’s good-faith judgment, such expenditures are justifiable as a result of changes in circumstances, such as increased bookings, increased staffing needs or emergency repairs. Notwithstanding the foregoing, in no event shall Manager modify or adjust the Management Fees (as defined below) as provided in the Plan without the prior written approval of Owner.

5.2.4        Modification to the Plan

If at any time during any Fiscal Year Manager shall, in the performance of the Management Services, determine the Plan relating to such Fiscal Year is no longer. appropriate due to significant changes in conditions, circumstances or otherwise, Manager shall submit to Owner for Owner’s approval a revised Plan (the “Revised Plan”) for the remainder of such Fiscal Year, indicating in narrative form the reasons why the assumptions used as the basis of preparing the original Plan for such Fiscal Year are no longer valid. Owner shall give its written approval or disapproval of the Revised Plan no later than thirty (30) days after receipt thereof. If Owner does not deliver its written approval or disapproval of such Revised Plan within such thirty (30) day period, then Owner shall be deemed to have approved the Revised Plan as submitted by Manager. If Owner objects to all or any portion of the Revised Plan, then Owner shall furnish Manager with its written comments, in reasonable detail, setting forth the reasons for its objections, and Owner and Manager shall attempt to agree with respect to the items to which Owner objects. If an agreement is not reached before the expiration of a thirty (30) day period immediately following the receipt of the objections, the dispute shall be submitted to the Determining Accountants for resolution in accordance with the procedures set forth in Subparagraph 5.2.2; provided, however, that in connection with any disputes pertaining to capital improvements which exceed the amount available in reserves, Owner’s reasonable good faith decision shall control. Pending such final determination, the Revised Plan shall be deemed the operating budget for the remainder of the current Fiscal Year.

5.2.5        Emergency Expenditures

Whenever, by reason of circumstances beyond the reasonable control of Manager, emergency expenditures are required to be made to ensure that the operating standards of a “first-class neighborhood casino hotel” are maintained or to protect life, person, or property, Manager may make emergency expenditures beyond the provisions of the applicable Plan without the prior written consent of Owner, provided that: (i) the expenditures for any one such occurrence may not exceed Twenty-Five Thousand Dollars ($25,000); and (ii) the aggregate of such expenditures may not exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year.

5.3          Legal Proceedings

The following provisions shall apply to any legal proceedings affecting The Cannery:

5.3.1        Insured Claims

All claims against Owner or Manager (or Manager’s Affiliates who may be joined) arising out of the operation of The Cannery that are covered in whole or in part by insurance, shall be forwarded by Manager to the appropriate insurance carrier or its agent for defense.

5.3.2        Non-Extraordinary Proceedings

(i)            Claims: Manager shall have the right to commence legal proceedings utilizing counsel designated by Manager and approved by Owner of a non-extraordinary nature and involving monetary claims of less than $50,000 relating to the operation of The Cannery, such as collections, enforcement of contracts and leases and proceedings against The Cannery guests, patrons, vendors, service contractors, and tenants.

(ii)           Defense: Other than insured claims in which the liability carrier has the right to choose counsel, Manager shall have the right to defend, through counsel designated by Manager and approved by Owner, legal proceedings of a non-extraordinary nature against Owner or Manager (or Manager’s Affiliates who may be joined) resulting from the operation of The Cannery, such as guest claims for loss of property, or injury to persons, and claims relating to employment at The Cannery.

5.3.3        Extraordinary Proceedings

(i)            Claims: Manager shall commence legal proceedings that are of an unusual nature or involving monetary claims in excess of Fifty Thousand Dollars ($50,000) relating to the operation of The Cannery upon Owner’s approval of the proceeding and counsel designated by Manager. Manager shall furnish Owner with periodic status reports with respect to such proceedings.

(ii)           Defense: All claims against Owner or Manager (or Manager’s Affiliates who may be joined) arising out of the operation of The Cannery of a more significant nature and involving in excess of $25,000 and as to which any insurance company denies coverage (or reserves rights as to coverage), shall be coordinated with Owner and counsel designated by Manager shall be subject to Owner’s approval. Manager shall furnish Owner with periodic status reports with respect thereto.

5.3.4        Coordinated Defense

In the event that a suit is instituted against Manager or its Affiliates, in which Owner is also named as a party defendant, Owner and Manager shall coordinate the defense of such suit. Nothing herein contained shall be construed as preventing Owner from joining with Manager in any legal proceedings or any action on behalf of or against The Cannery, whether of an extraordinary or non-extraordinary nature. If a conflict of interest arises between the legal positions taken by Owner and Manager that the parties are unable to waive or otherwise agree upon, then the parties may each engage counsel of their own choosing.

5.4          Centralized Purchasing and Related Services

If any other hotels, casino hotels, resorts, restaurants, casinos, gaming facilities, or related facilities operated by Manager or its Affiliates maintain or adopt a centralized purchasing system whereby operating supplies, food, FF&E, consumables, computer services, insurance coverages under a group plan, public relation services, sales and marketing services, group advertising, reservation systems, or other items or services or programs are purchased or contracted for on behalf of the participants from suppliers or providers designated by Manager or its Affiliates, then Manager shall have the option (but not the obligation) to cause The Cannery to participate in such centralized system for so long as Manager is operating The Cannery provided that the cost to The Cannery of such items, services, or programs (taking into account the quality of the items, services, or programs purchased or contracted for and the payment terms relating to such items, services, or programs) are not less favorable to The Cannery than the cost that could be obtained by The Cannery from unaffiliated third parties.

5.5          Bank Accounts

The following shall be applicable to all bank accounts maintained in connection with The Cannery:

5.5.1        Hotel and Casino Accounts

Manager shall establish bank accounts bearing the name of The Cannery at a commercial bank or banks selected by Manager in consultation with Owner that shall, in all respects, have: (i) the capability of servicing all of the hotel (“Hotel”) and casino (“Casino”) operations of The Cannery; (ii) a substantial capital base; (iii) insured accounts, if applicable; and (iv) armored or other available security services. The accounts shall be designated as the “Operating Account” and the “Payroll Account,” and collectively, “The Cannery Accounts.”

5.5.2        Deposit and Transfer of Funds

All funds of any kind or nature received either by Manager or Owner in connection with the operation of The Cannery shall be deposited into the Operating Account. Payment of all expenses and other expenditures in respect of The Cannery operations shall be made from the Operating Account, except for payroll and payroll-related expenditures, which shall be made from the Payroll Account. Manager may transfer from the Operating Account to the Payroll Account such monies as shall be required from time to time to satisfy The Cannery payroll obligations. Subject to the requirements and prohibitions of applicable laws, in no event will any of the monies deposited in The Cannery Accounts be commingled with other funds. Manager may transfer between The Cannery Accounts such funds which in Manager’s reasonable business judgment may be needed for any area of operations. Checks and other documents of withdrawal on The Cannery Account need be signed only by duly authorized representatives of Manager.

5.5.3        Interest

All interest, if any, earned on The Cannery Accounts shall accrue to the benefit of Owner. Manager shall make available to Owner, from time to time, when reasonably requested by Owner, all records with respect to The Cannery Accounts.

5.5.4        Statements

Manager shall use its best efforts to provide to Owner a report of the cash receipts of The Cannery on a weekly basis or as soon as practicable. Manager shall provide a monthly statement to Owner summarizing all activity in The Cannery Accounts and reconciling the balances within The Cannery Accounts with the monthly financial statements provided in accordance with Paragraph 5.7.

5.5.5        Fidelity Bonds

All of Owner’s employees or representatives who are authorized signatories on any of The Cannery Accounts shall be bonded or otherwise insured as to fidelity. The form and content of such bond or insurance shall be subject to the reasonable approval of Owner. Owner and Manager shall both be named as obligees or insureds, as appropriate, under such bond or insurance policy and Manager and Owner shall both have the right to enforce the terms of any such bond or insurance policy.

5.5.6        Other Accounts, Funds Of Owner

Manager shall open such other bank accounts with respect to The Cannery as may be agreed upon from time to time by Owner and Manager or as required by law. All funds in The Cannery Accounts and all other accounts relating to The Cannery maintained pursuant to this Agreement shall, at all times, be deemed to be the funds of Owner.

5.6          Owner’s Obligation to Provide Funding

The following shall apply to the funding needs of The Cannery:

5.6.1        Funding an Essential Requirement

It is of the essence in this Agreement that Owner shall, at all times, maintain sufficient funds in The Cannery Accounts, or other reserve accounts, to pay all duly and properly incurred obligations of The Cannery on a current basis and to comply with the Gaming Laws and any other applicable laws or regulations pertaining to any accounts or required reserves. The parties acknowledge and agree that Manager shall have no obligation to pay or satisfy any obligation or other cost or expense of development, capitalization, property acquisition, operation, employment, marketing or other costs and expenses of owning and operating The Cannery that is the subject of this Agreement except such costs and expenses as Manager may incur in connection with its own operations and obligations.

5.6.2        Initial Working Capital

Owner shall, by a date reasonably in advance of the Opening Date and reasonably acceptable to Manager and Owner, provide Manager with sufficient initial working capital to commence Hotel operations and sufficient working capital or reserves as may be required by the Gaming Authorities and lenders or mortgagees to commence Casino operations and such sufficient additional Casino working capital as may be adequate to meet the needs of the table betting limits appropriate to the Casino operations (collectively, the “Reserves”).

5.6.3        Failure to Fund

If at any time the available Reserves, or any other separate reserve, shall not be sufficient or available to pay all of the current expenses, fees, bills or other charges incurred in connection with the operation and maintenance of The Cannery, including the payment of the Management Fee, all of which are to be paid from the Operating Account, or to comply with applicable laws or regulations, or to meet or maintain Reserve requirements at a level sufficient to maintain established betting limits, Manager shall so advise Owner, in writing, and shall provide Owner with a statement of the amount of funds necessary to cure such insufficiencies. Thereupon, Owner shall immediately provide sufficient monies to remedy any such insufficiency or shortfall. The failure of Owner to provide such funds shall excuse Manager from only those Management Services hereunder directly and materially affected by any such insufficiency or shortfall during the occurrence thereof. Manager shall be free in its reasonable business judgment to adjust betting limits to the extent permitted under the Gaming Laws, in order to: first, meet payment obligations for Operating Expenses; and second, continue gaming operations and table betting limits to the extent and to the level permitted by the available Reserves.

5.7          Financial Statements

The financial statements for The Cannery shall be prepared in the following manner:

5.7.1        Monthly Statement

Manager shall prepare and deliver to Owner, within twenty (20) days after the end of each month, a profit and loss statement prepared generally in accordance with GAAP, showing the results of the operation of The Cannery for the immediately preceding month and for the Fiscal Year, including a comparison with the projections contained in the applicable Plan. Such statement shall be prepared from the books of account maintained by Manager and shall be in form and substance reasonably satisfactory to Owner.

5.7.2        Annual Statement

Not later than ninety (90) days immediately following the end of each Fiscal Year, Manager shall cause to be prepared and delivered to Owner reasonably detailed financial statements for such Fiscal Year (the “Annual Statements”), which shall consist of: (i) a balance sheet; (ii) a profit and loss statement showing the results of operations; (iii) a statement of earnings and retained earnings; (iv) a statement of change in financial position; and (v) such other financial statements or reports as are required by the Gaming Authorities or Gaming Laws. Such financial statements shall be prepared by and shall contain a certificate of the accountants, to the effect that, subject to such acceptable qualifications as shall be contained therein, such financial statements fairly present the financial position, results of the operations and changes in financial position of The Cannery for the Fiscal Year, or other reporting period then ended, in conformity with GAAP.

5.8          Payment of Excess Funds to Owner

Upon the written request of Owner, Manager shall pay to Owner all funds in the Operating Account in excess of those reasonably required to meet all of the operating, capital, and other Reserves imposed by any lender, and other financial requirements of The Cannery, including, without limitation, all minimum working capital requirements and Reserve requirements imposed by law. Manager, at the request of Owner, shall establish such cash management procedures and accounts from time to time at institutions directed by Owner, for the deposit of such excess funds on behalf of Owner. All income derived therefrom shall accrue to Owner.

5.9          Books, Records and Accounts

Manager shall keep full and adequate books of account and other records reflecting the results of operations of The Cannery on an accrual basis, in accordance with GAAP. The books of account and all other records relating to or reflecting the operation of The Cannery shall be kept at The Cannery and shall be made available to Owner and its representatives and any other supervisory or regulatory authority having jurisdiction over Owner or The Cannery, including the Gaming Authorities, at all reasonable times upon reasonable notice, for examination, audit, inspection and transcription. All of such books and records pertaining to The Cannery, including, without limitation, books of account, guest records and front office records, shall at all times be the property of Owner and shall not be removed from The Cannery by Manager without Owner’s prior written consent. Upon any termination hereof, all such books and records shall immediately be turned over to Owner, so as to ensure the orderly continuance of the operation of The Cannery with copies (at the expense of Owner) retained by Manager.

5.10        Employment and Labor Issues

5.10.1      Compensation

Manager shall establish employee compensation for nonexecutive employment. Owner shall have the final determination with respect to any labor negotiations and by virtue of its participation in the preparation and approval of each Plan, shall have general authority over employee compensation. Executive compensation shall generally conform with the estimates of the applicable Plan.

5.10.2      Employment Costs

All claims, liabilities or obligations arising during or after the Initial Term and each Subsequent Term with respect to the employees of the Cannery relating to salaries, wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, employee benefits, severance pay, grievances under union contracts, unfair labor practice charges before any governmental labor board or authority, worker’s compensation, disability, unemployment benefit, breach of employment contracts, safety and health matters, and employment discrimination of any nature whatsoever, and any and all court costs and legal fees incurred in defending such claim (collectively, “Employment Costs”) shall be charged to and payable by The Cannery as an Operating Expense (as defined below).

5.10.3      Disputes With and Claims By Employees

The defense of employment and labor claims (collectively, “Employment Claims”), to the extent appropriate, may be defended at The Cannery’s administrative level with the assistance of The Cannery’s human resources manager. Manager, on behalf of Owner and itself, may engage employment and labor counsel as needed. The cost of defending Employment Claims, as well as sums required for settlement, reinstatement, back pay and the like, as required, shall be charged as an Operating Expense. Settlements that exceed Twenty-Five Thousand Dollars ($25,000) shall be subject to Owner’s approval, which approval shall not be unreasonably withheld.

5.11        Payment of Taxes

On behalf of Owner, Manager shall, as an expense of The Cannery and as reflected in the applicable Plan, pay or cause to be paid, before they become delinquent, all taxes, assessments, excises, levies, License and permit fees and other charges (including all penalties and interest relating thereto, regardless of whether such interest or penalties are reflected in the applicable Plan) general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, which shall or may during the term of this Agreement be levied, assessed, charged and/or imposed by any public or quasi-public authority upon, or accrue, or become due and payable, out of or on account of, or become a lien on, the Land, The Cannery, FF&E, or other real and personal property serving The Cannery, as applicable, and any related facilities, improvements or personal property now or hereafter situated upon the Land or within The Cannery.

5.12        Payment of Mortgages

On behalf of Owner, Manager shall, as an expense of The Cannery and as reflected in the applicable Plan, pay or cause to be paid before they become delinquent, all mortgages, ground leases, leases, and other liens secured, in whole or in part, by a lien or leasehold on the Land, The Cannery, the FF&E and other real or personal property serving The Cannery, as applicable, and any related facilities, improvements or personal property now or hereafter situated upon the Land or within The Cannery.

5.13        Compliance with Laws

Manager shall:

(i)            Not use The Cannery or any portion thereof, and Manager shall use diligent efforts to see that others do not use The Cannery or any portion thereof, for any use or purpose in violation of the Gaming Laws or of any other valid and applicable law or regulation of any lawful authority having jurisdiction over The Cannery;

(ii)           In all respects use all reasonable efforts to cause the use and operation of The Cannery to comply with all valid and applicable laws and regulations of all applicable governmental authorities;

(iii)          Comply with the requirements of the City of North Las Vegas, Clark County, and the State of Nevada, or any other governmental authority that may exercise governmental or quasi-governmental control over The Cannery (provided that Manager shall have no obligation not to so comply or to correct any alleged defect unless the same is specifically called to the attention of Manager by Owner or by any such governmental authority); and

(iv)          Comply with all requirements of the Gaming Authorities and the Gaming Laws as modified from time to time, as if such Gaming Laws were fully set forth herein.

5.14        Physical Plant and Property Maintenance

The following provisions shall apply to The Cannery’s physical plant, fixtures and personalty:

5.14.1      No Changes Without Owner’s Consent

Except as set forth in Subparagraph 5.14.2, no changes shall be made to The Cannery’s structure or any improvements now or hereafter situated upon the Land or within The Cannery without Owner’s consent, which consent Owner shall be entitled to withhold in its sole discretion; provided, however, that such withholding of consent has not and will not cause The Cannery to fall below a “first-class neighborhood casino hotel” level of quality.

5.14.2      Alterations, Remodeling, Demolition

Manager shall, as reflected in the applicable Plan, have the right to alter, remodel and/or demolish The Cannery’s structure, any improvements now or hereafter situated upon the Land or within The Cannery, or to replace or add to any of the FF&E located within The Cannery without any additional prior consent of Owner.

5.14.3      Repairs, Replacements, Maintenance

Manager shall, from time to time and as reflected in the applicable Plan, make such expenditures as an Operating Expense for repairs and maintenance of FF&E, for the replacements, renewals and additions to minor operating equipment, and for minor capital improvements (meaning those capital improvements other than structural repairs and changes and extraordinary repairs to or replacement of FF&E as necessary or required, in Manager’s reasonable opinion) to keep The Cannery operating as a “first-class neighborhood casino hotel.” If any repairs or maintenance shall constitute corrective work for which Owner has received or is entitled to the benefit of the guarantee or warranty of any builder, contractor or any supplier of labor or material in connection with the construction of The Cannery or with respect to the FF&E installed therein, then Manager may invoke such guarantees or warranties in either Owner’s or Manager’s name and Owner shall cooperate fully with Manager in the enforcement thereof.

Owner reserves the right to sell any of the FF&E located in The Cannery from time to time, provided that Owner substitutes FF&E of like kind, quality and utility.

5.14.4      Required Structural Repairs

If structural repairs or changes to The Cannery or extraordinary repairs to, or replacement of, any FF&E shall be required during the Initial Term or any Extension Term by the provisions of any mortgage encumbering The Cannery, any loan agreement with respect to The Cannery, in order to maintain The Cannery in the operating condition of a “first-class neighborhood casino hotel,” by reason of any laws or regulations now or hereafter in force, by order of any governmental authority or otherwise, or because Manager and Owner jointly agree upon the desirability thereof, then, in any such event, such repairs, changes or replacements shall be made by Owner, or at the request of Owner, by Manager, at Owner’s sole expense, and shall be made with as little hindrance to the operation of The Cannery as is reasonably possible. Notwithstanding the foregoing, Owner shall have the right to contest the need for any such repairs, changes or replacements required by any law, regulation, or order of governmental authority and may postpone compliance therewith, if so permitted by law.

5.15        Insurance

The following provisions shall apply to insurance coverages for The Cannery:

5.15.1      Types of Coverages

Manager shall, at all times throughout the Initial Term and each subsequent Extension Term, provide and maintain, or cause to be provided and maintained, for The Cannery and related facilities as an expense of The Cannery, the following types of insurance coverages, each of which are stated as a minimum:

(i)            Property Insurance: Building and structures are to be insured for “all risks of loss,” and are to be covered for their full replacement cost or completed contract value (including soft-cost coverage). Personal property, including inventories, is to be insured for “all risks of loss” at current replacement value, including coverages for transit, or installation, storage, etc. Unique or specific high-valued property such as gold and silver objects, art objects, special glass (windows or personal use items), statuary, blueprints, etc., should be specifically insured for “all risks of loss” for their current values. Flood, earthquake and/or other special perils and hazards are to be insured where necessary or reasonably required by Manager.

(ii)           Business Interruption: All risks coverage shall be provided for loss of gross earnings including the Management Fee; flood, earthquake, riot, civil commotion, expropriation, and other special perils or hazards are to be insured to the extent appropriate and necessary. Similar insurance will be provided during construction for loss of projected gross earnings.

(iii)          Boiler and Machinery Insurance: Coverage shall be provided on a comprehensive form for all boiler and machinery equipment, including air conditioning equipment, and shall include all piping, valves, pressure tanks, hoses, lines and related apparatus and shall include coverages for “on site,” “in transit,” and while testing.

(iv)          Liability Insurance:

(A)          General Limits: Coverage shall be obtained and maintained for comprehensive general liability, automobile liability, employment liability, professional liability (if applicable), and excess liability exposures as set forth on the attached Schedule 5.16 (except as modified below) for each occurrence and may include primary policies and “umbrella” excess coverages.

(B)           Automobile Liability Insurance: Automobile liability insurance coverage shall provide bodily injury and property damage liability coverage as well as any “no-fault” or other benefits required by law, uninsured motorists coverage, medical payments coverage and other coverages, if required, and must include coverage for all owned, non-owned, employee, and hired or borrowed vehicles. Underinsured and uninsured motorists coverage limits shall be at least One Million Dollars ($1,000,000), each person, per occurrence. Medical payments coverage shall be at least Five Thousand Dollars ($5,000), each person, per accident.

(C)           Employment Liability Insurance: Coverage, to the extent available and appropriate, shall be provided for claims asserted by employees against Owner or Manager in the nature of wrongful discharge, discrimination, harassment and other work place liabilities in an amount of not less than Five Hundred Thousand Dollars ($500,000), each loss.

(D)          Scope of Liability Coverages: All coverages must provide for the defense of claims in any jurisdiction or forum in which such claim may be initiated or pending. General liability coverage shall be provided on a comprehensive occurrence form insuring against claims for personal injury, sickness, disease or death and property damage and shall include: premises and operations; innkeepers liability, personal injury liability and medical coverage, contractual liability for all oral or written agreements; safety deposit box liability (if applicable); independent contractor liability; elevator liability; host liquor liability; liquor liability or “dram shop” liability for Five Million Dollars ($5,000,000) per occurrence for bodily injury and property damage; employees as insureds; employee benefit liability; and such other coverage deemed reasonable and necessary.

(v)           Worker’s Compensation Insurance: Coverage shall be provided for worker’s compensation benefits in accordance with local law, and custom. Employer’s liability coverage shall be included for at least One Million Dollars ($1,000,000) for each accident and Five Hundred Thousand Dollars ($500,000) for disease for each person.

(vi)          Health Insurance: Manager shall cause The Cannery to provide such health insurance coverages to The Cannery employees as may be required by law or as may otherwise be mutually agreed upon between Owner and Manager from time to time.

(vii)         Crime Insurance: Manager shall cause The Cannery to provide coverage for money, securities, and other property for loss inside and outside the premises including transportation by messenger, in an amount of at least One Hundred Thousand Dollars ($100,000), each loss. Coverages should include depositor’s forgery, counterfeit currency and other such coverages as may be necessary. Employee dishonesty coverage shall be provided in an amount of at least One Million Dollars ($1,000,000) for each loss and will provide coverage for all employees having access to money, securities, and other property.

5.15.2      Other Coverages

Manager shall cause The Cannery to provide such coverages in respect of such other risks against which it is now, or hereafter, may be customary to ensure in the operation of similar properties, having regard for the nature of the business and the geographical, geological and climatic nature of The Cannery’s location.

5.15.3      Concessionaire’s Coverage

Upon Manager granting any leases, licenses or concessions in accordance with the provisions of this Agreement, Manager shall require such tenants, licensees or concessionaires to carry such insurance as is normal and customary for the relevant tenant, licensee or concessionaire, and to furnish certificates evidencing such insurance in such reasonable amounts as may be specified in the lease, license or concession or otherwise agreed upon between Manager and the tenant, licensee and concessionaire.

5.15.4      General Requirements as to Form of Policies

Owner, Manager, and any of their respective designated Affiliates shall be named insureds and loss payees, as appropriate, in all policies maintained pursuant to this Agreement, as their interests may appear, and each such policy shall contain a waiver by the insurer of the rights of recourse or subrogation by the insurer against Owner, Manager or their designated Affiliates. All insurance shall be in such form and with such companies as shall be satisfactory to Owner and Manager and shall comply with the requirements of any mortgage encumbering The Cannery; provided, however, that Owner shall use its best efforts to require any mortgage or loan agreement relating to The Cannery to provide that the proceeds of insurance shall be made available for the repair and restoration of The Cannery as a “first-class neighborhood casino hotel.” Manager’s policies shall specify that they are primary and if any other policies of insurance, including policies maintained by Owner, are determined to apply to any claim, such other policy coverage shall be deemed to be in excess of Manager’s policies, as applicable.

5.15.5      Claim Investigation

Manager shall promptly investigate or cause to be investigated all accidents and claims for damage relating to the operation and maintenance of The Cannery and related facilities, shall report to Owner any such incident which is material, and Manager shall investigate or cause to be investigated all damage to or destruction of The Cannery or related facilities and shall report to Owner any such incident which is material, together with the estimated cost of repair thereof. In addition, Manager shall prepare any and all reports required by any insurance company as a result of any such incident.

5.15.6      Premium Advance

If Manager, or any of its Affiliates, shall pay or advance on behalf of Owner any insurance premiums or related insurance costs, Owner shall repay same to Manager promptly upon demand of Manager.

5.15.7      Access to Insurance Information

Manager shall at all times make available to Owner or Owner’s insurance agents or insurance brokers, all information relating to existing coverages, claims histories as applicable, copies of policies, certificates, binders and the like. Manager further authorizes Owner and its insurance agents or brokers, to obtain such information directly from Manager’s insurance agents, brokers, and insurance carriers, and hereby grants to Owner and its insurance agents or brokers full access to all such information.

5.15.8      Quality of Insurance Carrier

All insurance coverages shall be written by insurance companies that are “A.M. Best rated,” “A/XI” or higher, if applicable, or such companies shall meet similar or equivalent criteria or otherwise be acceptable to Owner taking into account such carriers’ financial strength, good reputation, and ability to obtain reinsurance. Carriers shall be authorized to do business in the jurisdiction of the situs of The Cannery and shall have demonstrated a ready willingness to defend and settle claims or actions brought in jurisdictions other than the situs of The Cannery.

6.             MANAGER’S FEES

Owner shall pay to Manager the following fees, as compensation for the Management Services to be rendered hereunder:

6.1          Phase I

No fees shall be paid to Manager for Management Services rendered during Phase I.

6.2          Phase II

No fees shall be paid to Manager for Management Services rendered during Phase II.

6.3          Phase III

6.3.1        Management Fee

For Management Services rendered during Phase III, encompassing operation of The Cannery on and after the Opening Date, for each Fiscal Year or fraction thereof during the Initial Term and each Extension Term, Owner shall pay Manager, and Manager shall accept from Owner, an annual management fee (the “Management Fee”) equal to the sum of three percent

(3%) of the Gross Revenues (as defined below), plus five percent (5%) of EBITDA (as defined below), derived from the operation of The Cannery.

6.3.2        Maximum Management Fee

Notwithstanding Subparagraph 6.3.1 and other than as set forth in Subparagraph 6.3.3, in no event shall the Management Fee exceed One Million Dollars ($1,000,000) in any Fiscal Year or fraction thereof (the “Maximum Amount”); provided, however, such Maximum Amount shall be adjusted annually, as of the beginning of each Fiscal Year, in an amount equal to the change in the Consumer Price Index for all Urban Consumers from the first day of the immediately preceding Fiscal Year as determined by the Bureau of Labor Statistics, U.S. Department of Labor; and further provided, however, that the Maximum Amount shall never be decreased.

6.3.3        Change of Control

Should Owner cease to own The Cannery at any time during the Initial Term or any subsequent Extension Term or in the event that Owner suffers a Change in Control (as defined below), the provisions of Subparagraph 6.3.2 shall not apply to limit the amount payable as the Management Fee in any Fiscal Year subsequent to the date of such Change of Control.

6.4          Definitions

In addition to the definitions provided throughout this Agreement, the following definitions shall be applicable to this Agreement.

6.4.1        Affiliate

“Affiliate” means, as to any person, any other person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (and the correlative terms “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether though ownership of membership interests, by contract, or otherwise. As used in this definition, “person” shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union or association.

6.4.2        Change in Control

“Change in Control” means an event which results in change in the ownership of more than fifty percent (50%) of the membership interests of Owner.

6.4.3        EBITDA

“EBITDA” means the amount determined by subtracting Operating Expenses from Gross Revenues for a Fiscal Year.

6.4.4        GAAP

“GAAP” means generally accepted accounting principles applied on a consistent basis to the hotel and gaming industry generally in accordance with the Uniform System of Accounts.

6.4.5        Gross Revenues

“Gross Revenues” means, for any Fiscal Year, all receipts, revenues, income and proceeds of sale of every kind or nature derived directly or indirectly from the operation of The Cannery, and services rendered to, and rentals of all kinds received from tenants, subtenants, licensees and occupants of space located in The Cannery, including, without limitation, all receipts, revenues and income derived from: guest rooms, food and beverage operations, bar and lounge operations; gross revenues from Casino Operations less sums paid out as winnings (“Gaming Revenues”); meeting room facilities, space rentals to stores and other tenants; proceeds from any “business interruption” or “use and occupancy” policy of insurance; and any amount recovered in any legal action or proceeding or settlement thereof which arose out of the operation of The Cannery, which amount under GAAP, is properly included as an income item. All of the foregoing shall be calculated on an accrual basis, whether in cash or in credit. The following revenues are excluded from the definition of Gross Revenues:

(i)            All taxes collected as direct taxes from guests or patrons of The Cannery or in respect of any business conducted in The Cannery to be paid to duly constituted taxing authorities having jurisdiction, such as local gaming taxes, or withholding taxes assessed against gaming patrons’ winnings, if applicable, sales taxes, or “bed” taxes;

(ii)           Tips and service charges collected for payment to employees; and

(iii)          Proceeds of sales of property, real and personal, other than sales in the ordinary course of The Cannery’s business.

6.4.6        Fiscal Year

“Fiscal Year” means and coincides with and is identical to the calendar year for all purposes; provided, however, it is understood that the first Fiscal Year under the Agreement may be a partial calendar year.

6.4.7        Operating Expenses

“Operating Expenses” means all operating expenses related to The Cannery for the applicable Fiscal Year determined in accordance with GAAP, including, without limitation, Employment Costs, employer’s liability and similar operating insurance premiums, License fees, professionals’ fees pertaining to operational matters, the Management Fee, and all real estate and personal property taxes and assessments. The following shall be excluded from the definition of Operating Expenses: debt service, if any; lease payments or finance or carrying charges for FF&E; depreciation; and the interest on monies borrowed by Owner.

6.5          Time of Payment of Management Fee

The Management Fee shall be paid by Owner to Manager on the first day of each calendar month, for the preceding calendar month. Owner hereby authorizes Manager to pay itself the Management Fee, monthly, from the Operating Account. The aggregate of the Management Fee paid monthly shall also be adjusted annually between Owner and Manager based upon the Annual Statements within thirty (30) days of the rendition of each Annual Statement for the prior Fiscal Year.

6.6          Reimbursement for Costs And Expenses

Owner shall at all times be responsible for providing sufficient working capital for the operation of The Cannery, and Manager shall be reimbursed by Owner for the costs and expenses directly incurred by Manager in connection with the development and operation of The Cannery, including, but not limited to:

6.6.1        Owner’s Responsibility for Working Capital and Costs

Owner shall at all times make available sufficient working capital to finance and support the uninterrupted and efficient development, construction, pre-opening and operation of The Cannery as a “first-class neighborhood casino hotel” including, without limitation, those funds and expenses enumerated in Paragraph 5.7 hereof and as projected in the Plans.

6.6.2        Manager’s Statements for Out-of-Pocket Costs

During Phases I and II, Owner shall reimburse Manager for all reasonable out-of-pocket costs and expenses paid or incurred by Manager on behalf of Owner, provided such costs and expenses were approved by Owner in writing prior to incurrence, or were costs and expenses authorized in the operative Plan.

6.6.3        Reimbursement Out of Operating Account

During Phase III, Manager may reimburse itself from the Operating Account for all reimbursable out-of-pocket costs and expenses paid or incurred by Manager on behalf of Owner, provided such costs and expenses were approved by Owner in writing prior to incurrence, or were costs and expenses authorized in the operative Plan.

6.7          Place of Payment

The Management Fee and reimbursement of out-of-pocket costs and expenses shall be paid to Manager in U.S. Dollars at Las Vegas, Nevada or such other reasonably convenient situs as may be reasonably determined by Manager from time to time.

7.             ASSIGNMENT

7.1          By Manager

Manager shall have no right to assign this Agreement or any interest herein without the prior written consent of Owner.

7.2          By Owner

Owner shall have the right to assign this Agreement as follows:

7.2.1        Assignment to Vestin

(i)            Owner shall have the right, immediately following the execution of this Agreement, to assign all of its right, title and interest, but not its obligations, in and to this Agreement to Vestin Mortgage, Inc. (“Vestin”), a Nevada corporation, to be evidenced by a separate Assignment of Management Agreement in form and substance to be determined by Owner and Vestin.

(ii)           Upon an Event of Default (as defined in that certain Construction Loan Agreement by and between Owner and Vestin, dated May 16, 2002 (the “Loan Agreement”), and Owner’s failure to cure such Event of Default in accordance with the provisions of the Loan Agreement, Vestin shall have the right, in its sole and absolute discretion, to appoint a receiver in the place and stead of Manager (the “Appointment of Receiver”). Upon the Appointment of Receiver, all of Manager’s obligations under the Agreement shall immediately terminate and Manager shall have all remedies for default as set forth in Subparagraph 11.3 herein.

7.2.2        Assumption By Assignee

In addition to the provisions of Subparagraph 7.2.1, Owner shall have the right to assign this Agreement in connection with any sale or other disposition of Owner’s interest in The Cannery and related facilities, without the consent of Manager, and Owner shall thereupon be relieved of any obligation or liability arising from and after such assignment, provided that:

(i)            The assignee of Owner’s interest assumes, in writing, all of the obligations of Owner hereunder;

(ii)           Written notice of such assignment is given by Owner to Manager within five (5) business days after the making of such assignment, along with an executed duplicate counterpart of the instrument of assignment pursuant to which the assignee assumed all of the obligations of Owner hereunder;

(iii)          Approval is given of any such assignee, Transfer and Transferee (as defined below) by the Gaming Authorities; and

(iv)          The conditions of Subparagraph 7.2.3 are fully met.

7.2.3        Criteria as to Permitted Assignee

Owner warrants and represents to Manager that any proposed assignee or transferee of Owner or any investor in The Cannery in connection with: (i) a sale or other disposition of The Cannery; (ii) a sale or transfer of any legal, beneficial or equitable interest of Owner in The Cannery of any kind in whole or in part; or (iii) an investment or transfer of any kind in The Cannery or in any entity making up the ownership of The Cannery (all of the foregoing being collectively referred to hereinafter as a “Transfer,” and the parties and any entity in which they have an interest to whom such assignment or Transfer is being made, or the party or entity making the investment shall be collectively referred to as a “Transferee”), shall meet the following conditions:

(i)            Each such Transferee shall be subject to prior review and approval by the Gaming Authorities;

(ii)           Each such Transferee shall be a person of good character, good reputation for honesty and integrity and shall have that degree of financial stability appropriate to an investment in The Cannery;

(iii)          Each such Transferee and Owner, as applicable, shall submit to the Gaming Authorities on a timely basis all requested information regarding the Transfer and Transferees, and all documentation, statements and applications or such appropriate forms as may be required, providing sufficient information regarding each such Transferee’s financial stability, integrity, and good reputation for honesty and integrity (collectively, the “Transfer Support Documents”);

(iv)          Owner shall cause the Transfer Support Documents and any other pertinent information reasonably sufficient to permit Manager to conduct its own due diligence investigation of each such Transferee to be delivered to Manager in order for Manager to ascertain to its satisfaction that each such Transferee meets the Gaming Authorities criteria; and

(v)           No Transfer shall be consummated until the Gaming Authorities have approved of each such Transfer and Transferee, as required by the Gaming Authorities.

7.2.4        Failure of Transferee to Meet Criteria

In no event shall Owner have the right to complete any Transfer to any Transferee who does not meet the standards of good character, good reputation for honesty and integrity and financial stability as required by the Gaming Authorities and the approval by the Gaming Authorities of such Transfer to such Transferee shall be a precondition to any such Transfer. The failure to obtain such approval of the Gaming Authorities for such Transfer to any Transferee shall constitute a material default by Owner (and successor to Owner, if applicable) of this Agreement.

7.2.5        Manager’s Right to Terminate

Notwithstanding the foregoing, it is agreed that Manager shall have the right to terminate this Agreement in the event of a permitted Transfer by Owner to any Transferee, if Manager so elects.

8.             DAMAGE AND DESTRUCTION

If The Cannery or any portion thereof shall be damaged or destroyed at any time during the Initial Term or any Extension Term by fire, casualty or other cause to such an extent that it would be either impossible or impracticable, in Owner’s sole discretion, to repair The Cannery or to continue to operate The Cannery as a “first-class neighborhood casino hotel,” then Owner may terminate this Agreement by giving written notice of termination to Manager, whereupon this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination and continue to exist, or have cause to exist, post-termination. Otherwise, this Agreement shall remain in full force and effect, and Owner shall promptly rebuild The Cannery as a “first-class neighborhood casino hotel” at its sole cost and expense.

9.             CONDEMNATION

If the entire The Cannery shall be taken in eminent domain or condemnation proceedings, or the equivalent thereto, or if such portion of The Cannery shall be taken in eminent domain or condemnation proceedings, or the equivalent thereto, to such an extent that in the sole discretion of Owner, it is impossible or impracticable to continue to operate The Cannery, then, in either of such events, Owner shall have the right to terminate this Agreement by giving written notice of such termination to Manager and upon the giving of such notice, this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination and continue to exist, or have cause to exist, post-termination. In the event of termination under this Paragraph 9, such termination shall be effective upon the date of taking. The provisions of this Paragraph 9 with respect to termination shall be applicable if Owner makes a conveyance in lieu of condemnation, in which event the day of the execution and delivery of such conveyance shall be the date of termination. If this Agreement is not terminated in accordance with the terms of this Paragraph 9, then this Agreement shall remain in full force and effect and Owner shall promptly rebuild or restore The Cannery as a “first-class neighborhood casino hotel” at its sole cost and expense.

10.          NON-DISTURBANCE

Owner hereby covenants and agrees, and it is the essence of this Agreement and as an inducement to execution, that Manager, subject to the terms and conditions of this Agreement, shall have uninterrupted control of and the exclusive responsibility for the operation of and the right to operate and manage The Cannery during the Initial Term and each Extension Term. Except as set forth in this Agreement, Owner will not interfere or involve itself with the day-today operation of The Cannery. Owner further agrees to take such action as is from time to time necessary to preserve such rights in Manager for the Initial Term and each Extension Term. Manager acknowledges that it is a fiduciary with respect to Owner, and agrees that it will discharge its fiduciary duties and responsibilities in the control and operation of The Cannery in good faith and for the purposes of maximizing Gross Revenues; provided, however, that in no event shall Owner make any claim against Manager on account of any alleged errors of judgment made in good faith in connection with operation of The Cannery, unless such error results from the gross negligence or recklessness of Manager.

11.          DEFAULT

11.1        Default By Manager

The following events shall be deemed to be “Events of Default” by Manager under this Agreement:

11.1.1      Non-Compliance with Terms

Manager shall fail to comply, in any material respect, with any of the terms, conditions, provisions or covenants of this Agreement to be complied with by Manager and Manager shall not cure such failure within thirty (30) days after written notice thereof given by Owner to Manager, or, if such failure is not reasonably susceptible of being cured within said thirty (30) day period, if Manager shall fall to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence.

11.1.2      Insolvency

Manager shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of creditors.

11.1.3      Bankruptcy Filing

Manager shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the governmental authority, or if Manager shall be adjudged bankrupt or insolvent in proceedings filed against Manager thereunder.

11.1.4      Appointment of Receiver

A receiver or trustee shall be appointed for Manager or for all or substantially all of the assets of Manager, and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

11.1.5      Loss of License

Manager’s License to operate The Cannery shall at any time be suspended for any reason by the Gaming Authorities and Manager shall fail to cure such suspension within thirty (30) days from such suspension, or Manager or any holder of any equity interest in Manager shall be temporarily or permanently prohibited from deriving any benefit from the operations of The Cannery as a direct result of the investigation or License process by the Gaming Authorities and Manager shall fail to cure, or take substantial steps to cure if said default cannot reasonably be cured within said thirty-day period, such prohibition within thirty (30) days thereafter.

11.2        Default By Owner

The following events shall be deemed to be Events of Default by Owner under this Agreement:

11.2.1      Failure to Fund

Owner shall fail to provide sufficient funds in the Operating Account to pay all of the current expenses, fees, bills or other charges in connection with The Cannery, or to maintain the required working capital deposits or Reserves as required herein, within thirty (30) days after receiving written request therefor by Manager.

11.2.2      Non-Compliance with Terms

Owner shall fail to comply in any material respect with any other term, provision or covenant of this Agreement to be complied with or performed by Owner, and shall not cure such failure within thirty (30) days after written notice thereof from Manager to Owner; or, if such failure is not susceptible of being cured within said thirty (30) day period, if Owner shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall, thereafter, fail to complete the curing of such failure with reasonable diligence.

11.2.3      Insolvency

Owner shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of its creditors.

11.2.4      Bankruptcy Filing

Owner shall file a petition under any bankruptcy law or similar law for a relief of debtor or if Owner shall be adjudged bankrupt or insolvent in proceedings filed against Owner thereunder.

11.2.5      Appointment of Receiver

A receiver or trustee shall be appointed for Owner or for all or substantially all of the assets of Owner and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

11.2.6      Loss of License

Owner’s License to own or operate The Cannery shall at any time be suspended for any reason by the Gaming Authorities and Owner shall fail to cure such suspension within thirty (30) days from such suspension, or Owner or any holder of any equity interest in Owner shall be temporarily or permanently prohibited from deriving any benefit from the operations of The Cannery as a direct result of the investigation or License process by the Gaming Authorities and Owner shall fail to cure such prohibition within thirty (30) days thereafter, provided that any such suspension or prohibition shall not be as a direct result of Manager’s properly funded operation of The Cannery or caused by any acts or omissions of Manager, its officers, employees, and agents.

11.3        Remedies for Default

Should either party default in its obligations under the terms, conditions and provisions of this Agreement, the other party shall have the right to terminate this Agreement without any prior notice to the defaulting party, and to enforce this Agreement and further, shall have such other rights and remedies on account of such default, both at law and in equity (including the right to seek injunctive relief without the posting of a bond which bond requirement, if applicable, is hereby waived) as is provided, established or allowable under applicable law.

11.4        Automatic Termination

Upon the transfer of The Cannery at a trustee sale or other foreclosure proceeding by or on behalf of Vestin and pursuant to that certain Deed of Trust and Security Agreement and Fixture Filing executed and delivered to Vestin by Owner, this Agreement shall automatically and immediately terminate and Manager shall have all remedies for default as set forth in Subparagraph 11.3 herein.

12.          MANAGEMENT STANDARDS

Manager shall exclusively manage and maintain The Cannery in a manner utilizing standards and procedures which are comparable to the management of a “first-class neighborhood casino hotel” similar in quality to existing casino hotels located in Clark County, Nevada, such as the Fiesta Hotel Casino, subject to such adjustments as Manager in its reasonable discretion deems necessary. Manager shall establish such standards and procedures in its reasonable discretion, subject to standards and procedures required by law.

13.          COOPERATION OF OWNER AND MANAGER

Owner and Manager shall cooperate fully with each other during the Initial Term and each Extension Term to facilitate the performance by Manager of Manager’s obligations and responsibilities set forth in this Agreement and to procure and maintain all necessary Licenses. Owner shall provide Manager with such information pertaining to The Cannery necessary to the performance by Manager of its obligations hereunder as may be reasonably and specifically requested by Manager from time to time.

14.          NON-COMPETITION

For a period commencing on the date hereof and ending on the first anniversary of the expiration or termination of this Agreement (the “Non-Compete Period”), Manager, for itself and its Affiliates, agrees not to, except as set forth below, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, member, stockholder, officer, director, manager or in any other individual or representative capacity, engage or participate in any business or activity involving the development, construction, or operation of a “first-class neighborhood casino hotel” within a three (3) mile radius of The Cannery; provided, however, that nothing in this Paragraph 14 shall prevent Manager, or any member, manager, officer, employee or Affiliate of Manager, from: (i) engaging or participating in such business or activity at the request of and on behalf of either Owner or Cannery Casino Resorts, LLC, a Nevada limited liability company (“Cannery Casino Resorts”); or (ii) owning beneficially a membership interest in Cannery Casino Resorts; or (iii) owning beneficially, as an investment, up to an aggregate of one percent of a class of equity securities that is publicly traded and registered under Section 12 of the Securities and Exchange Act of 1934. Manager, for itself and its Affiliates, represents to Owner that the enforcement of the restrictions contained in this Paragraph 14 would not be unduly burdensome to it.

Manager, for itself and its Affiliates, agrees that a breach or violation of the non-competition covenant set forth in this Paragraph 14 (the “Covenant”) shall entitle Owner, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of the Covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Owner may show itself justly entitled. Further, during any period in which Manager or any of its Affiliates are in breach of the Covenant, the time period of the Covenant shall be extended for an amount of time that Manager or any of its Affiliates are in breach hereof, with the effect that the total duration of the Covenant shall be the original period plus the actual amount of time that Manager or any of its Affiliates is in breach.

The representations and Covenant contained in this Paragraph 14 will be construed as ancillary to and independent of any other provisions of this Agreement, and the existence of any claim or cause of action of Manager against Owner or any member or manager of Owner, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Owner of the Covenant.

Further, Manager, for itself and its Affiliates, agrees that the Covenant set forth herein is appropriate and reasonable when considered in light of the nature and extent of the business conducted by Owner. Manager, for itself and its Affiliates, acknowledges and agrees that: (i) Owner would not enter into this Agreement unless Manager, for itself and its Affiliates, agreed to the Covenant; and (ii) it has read and understands the terms of this Agreement, including, without limitation, the Covenant, and has been provided the opportunity to discuss this Agreement and the Covenant with Owner and counsel of its choice and has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon Owner hereunder. Manager, for itself and its Affiliates, hereby acknowledges and agrees that Owner has a legitimate interest in protecting its business and that the Covenant is reasonable in limitations as to time, scope, geographical area and activity, and is fully required and is no greater than necessary to protect the legitimate business interests of Owner. Manager, for itself and its Affiliates, further agrees that the Covenant is not unduly harsh or oppressive to Manager, or any of its Affiliates, in curtailing their legitimate efforts to earn a livelihood and does not stifle the inherent skill and experience of Manager, or any of its Affiliates, or confer a benefit upon Owner disproportionate to the detriment to Manager, or any of its Affiliates, or harm in any manner whatsoever the public interest, or operate as a bar to the sole means of support of Manager or any of its Affiliates.

Manager, for itself and its Affiliates, agrees that if the Covenant should be held by any court or other constituted legal authority to be void or unenforceable in any particular area or jurisdiction, then Manager and Owner shall consider this Agreement to be modified so as to eliminate that particular area or jurisdiction or scope as to which the Covenant is held to be void or otherwise unenforceable, and as to all other areas and jurisdictions covered by this Agreement, the terms hereof shall remain in full force and effect as originally written. Further, if the Covenant should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction or scope only if said Covenant is modified to limit its duration or scope, then Manager and Owner shall consider such Covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other political subdivisions of the United States, the Covenant shall remain in full force and effect as originally written.

In addition to such other remedies, including the injunctive relief described above, Owner may be entitled to if Manager, or any of its Affiliates, shall violate any legally enforceable provision of this Paragraph 14, Manager shall pay as and for liquidated damages to Owner an amount equal to $50,000 for each month, or portion thereof, that Manager, or any of its Affiliates, is in violation of any legally enforceable provision of this Paragraph 14. If Owner is not entitled to seek both liquidated damages and injunctive relief, Owner shall be entitled to elect, in its sole discretion, between the two remedies.

15.          INDEMNIFICATION

15.1        Manager’s Indemnification

Except as otherwise set forth herein, Manager covenants and agrees that it will protect, keep and defend Owner forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, including, without limitation, Gaming Laws, occasioned by the negligence of Manager or those holding under Manager and that Manager will at all times protect, indemnify, defend and save and keep Owner harmless against and from any and all claims and against and from any and all loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of any negligence of Manager in any respect to comply with and perform all the requirements and provisions hereof; except to the extent that any penalty, damage, charge, loss, cost or expense is caused by the negligent or wanton or willful acts of Owner or its members, managers, officers, employees, or agents. Without limiting the generality of the foregoing, and with the inclusion of the same exceptions as set forth above, Manager covenants and agrees that it will protect, keep and defend Owner forever harmless and indemnified against any and all debt, claim, demand, suit or obligation of every kind, character and description that may be asserted, claimed, filed or brought against Owner where such claim arises out of or is asserted in connection with any Management Services, including, without limitation, any claim by any subtenant, guest, licensee or invitee of Manager. This indemnity does not apply to loss or damage occasioned by defects in The Cannery. Nothing in this Paragraph 15 shall override the right of Manager to employ counsel as an Operating Expense and assert defenses as set forth in Paragraph 5.3 above. Notwithstanding the foregoing, this indemnity does not apply to any claim, loss, cost, damage, expense, penalty or obligation in the event such claim, loss, cost, damage, expense, penalty or obligation is within the scope of or is the subject of one or more policies of insurance obtained by Manager or

Owner. Under no circumstances shall the liability of Manager for indemnification hereunder exceed the amount of One Million Dollars ($1,000,000). The foregoing indemnity shall survive the expiration or early termination of this Agreement.

15.2        Owner’s Indemnification

Except as otherwise set forth herein, Owner covenants and agrees that it will protect, keep and defend Manager forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, including, without limitation, Gaming Laws, occasioned by the negligence of Owner or those holding under Owner, and that Owner will at all times protect, indemnify, defend and save and keep Manager harmless against and from any and all claims and against and from any and all loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of any negligence of Owner in any respect to comply with and perform all of the requirements and provisions hereof; except to the extent that any penalty, damage, charge, loss, cost or expense is caused by the negligent or wanton or willful acts of Manager or its members, managers, officers, employees or agents. Without limiting the generality of the foregoing, and with the inclusion of the same exceptions as set forth above, Owner covenants and agrees that it will protect, keep and defend Manager forever harmless and indemnified against any and all debt, claim, demand, suit or obligation of every kind, character and description that may be asserted, claimed, filed or brought against Manager where such claim arises out of or is asserted in connection with Owner’s ownership of The Cannery or the Land. Notwithstanding the foregoing, this indemnity does not apply to loss or damage occasioned by defects in The Cannery and Owner shall not indemnify Manager as to any claim, loss, cost, damage, expense, penalty or obligation in the event such claim, loss, cost, damage, expense, penalty or obligation is within the scope of or is the subject of one or more policies of insurance obtained by Owner or Manager. Under no circumstances shall the liability of Owner for indemnification hereunder exceed the amount of One Million Dollars ($1,000,000).

15.3        Defense Counsel

Defense counsel engaged by Manager or Owner, as indemnitor, shall be reasonably acceptable to Manager and Owner, as indemnitee. Without limiting the generality of the foregoing, indemnitee shall be promptly provided with copies of all claims and pleadings, as well as correspondence, memos, documents and discovery with respect thereto, unless within the scope of any applicable privilege, relating to any such matters. Indemnitee shall be given prior written notice of all meetings, conferences and judicial proceedings and shall be afforded an opportunity to attend and participate in same. Indemnitee shall have the right to engage independent counsel, at its sole expense, to represent indemnitee as additional and/or co-counsel in all such proceedings, trials, appeals and meetings with respect thereto.

16.          CONFIDENTIAL INFORMATION

Manager agrees for itself and its Affiliates, agents, representatives and consultants to hold in the strictest confidence and not to disclose to any person, entity, party, firm or corporation (other than agents or representatives of Manager who are also bound by this Paragraph 16) without the prior express written consent of Owner (except as such disclosures are required by applicable securities laws, Gaming Laws, Gaming Authorities or under order of a court of competent jurisdiction) any of Owner’s confidential data, whether related to The Cannery or to general business matters, which shall come into their possession or knowledge. In addition, Manager agrees that it shall cause all documents, drawings, plans or other materials developed by Owner in connection with The Cannery to be returned to Owner upon the termination or expiration of this Agreement and that Manager shall not make use of such information in connection with The Cannery or any other undertaking by Manager without the prior express written consent of Owner.

Owner agrees for itself and its Affiliates, agents, representatives and consultants to hold in the strictest confidence and not to disclose to any person, entity, party, firm or corporation (other than agents or representatives of Owner who are also bound by this Paragraph 16) without the prior express written consent of Manager (except as such disclosures are required in applications or by applicable securities laws, Gaming Laws, Gaming Authority or under order of a court of competent jurisdiction) any of Manager’s confidential data, whether related to The Cannery or to general business matters, which shall come into their possession or knowledge. In addition, Owner agrees that it shall cause all documents, drawings, plans or other materials developed by Manager in connection with The Cannery to be returned to Manager upon the termination or expiration of this Agreement and that Owner shall not make use of such information in connection with The Cannery or any other undertaking by Owner without the prior express written consent of Manager.

17.          HAZARDOUS MATERIALS

“Hazardous Materials,” as used in this Agreement, shall be any substance or material if defined or designated as a hazardous or toxic substance, or other similar term, by any federal, state or local law, statute, regulation, or ordinance affecting the Land and The Cannery.

Prior to date of the substantial completion of the construction of The Cannery, Owner will provide Manager with an Environmental Site Assessment Phase I Investigation relating to the Land and The Cannery. Owner will represent and warrant after inquiry and investigation prior to the completion of construction, that: (i) any handling, removing, transportation, storage, treatment or usage of Hazardous Materials or toxic substances that has occurred in connection with the Land or The Cannery to date has been in compliance with all applicable federal, state and local laws, regulations and ordinances; (ii) no leak, spill, release, discharge, emission or disposal of Hazardous Materials or toxic substances has occurred in connection with the Land or The Cannery to date; and (iii) the Land and The Cannery is free of asbestos, toxic or Hazardous Materials as of the date that the term of this Agreement commences.

Owner agrees to comply with all federal, state and local environmental and real estate laws, including the Americans With Disabilities Act, relating to Owner’s ownership of The Cannery. Manager agrees to comply with all federal, state and local environmental and real estate laws, including the Americans With Disabilities Act, relating to Manager’s management and operation of The Cannery. All expenses incurred in such compliance shall be Operating Expenses.

Without limiting the provisions of Paragraph 15.2, Owner expressly agrees to indemnify, defend and hold Manager and its managers, members, officers, employees and agents harmless from any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims) or loss including reasonable attorneys’ fees, consultant fees, and expert fees (consultants and experts to be selected by Manager) which arise during or after the Initial Term or any Extension Term as a result of any breach of Owner’s representation and warranty contained in this Paragraph 17 or as a result of Owner’s failure to perform its covenant contained in this Paragraph 17. Without limiting the generality of the foregoing, the indemnification provided by this Paragraph 17 shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of asbestos, other toxic or Hazardous Materials in the Land or The Cannery, or the soil, groundwater or soil vapor on or under The Cannery, unless the Hazardous Materials are present solely as a result of the actions of Manager, its managers, members, employees or agents. The foregoing indemnity shall survive the expiration or earlier termination of this Agreement.

Without limiting the provisions of Paragraph 15.1, Manager expressly agrees to indemnify, defend and hold Owner and its managers, members, employees and agents harmless from any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims) or loss, including reasonable attorneys’ fees, consultant fees, and expert fees (consultants and experts to be selected by Owner) which arise during or after the Initial Term or any Extension Term as a result of any breach of Manager’s representation and warranty contained in this Paragraph 17. Without limiting the generality of the foregoing, the indemnification provided by this Paragraph 17 shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of asbestos, other toxic or Hazardous Materials in the Land or The Cannery, or the soil, groundwater or soil vapor on or under The Cannery if the Hazardous Materials, or any portion thereof, are present solely as a result of the actions of Owner, its members, managers, employees or agents. The foregoing indemnity shall survive the expiration or earlier termination of this Agreement.

18.          ESTOPPEL CERTIFICATES

Owner and Manager shall, at any time and from time to time upon not less than ten (10) days’ prior written request by the other, execute, acknowledge and deliver a statement in writing certifying that:

(i)            This Agreement is unmodified and in full force and effect (or, if modified, that the same is in full force and effect, as modified, stating the modifications);

(ii)           The date to which payments have been made under this Agreement; and

(iii)          To the knowledge of Owner or Manager, as the case may be, no Event of Default hereunder on the part of the other party exists (except that if any such Event of Default does exist, the certifying party shall specify such Event of Default), it being intended that any such statements delivered pursuant to this Paragraph 18 may be relied upon by any prospective purchaser, assignee, or mortgagee of Owner’s interest in The Cannery, or of either party’s interest in this Agreement.

19.          NOTICES

All notices, offers or other communications required or permitted to be given pursuant to this Agreement, including, without limitation, financial statements delivered pursuant to Paragraph 5.7 and cash reports delivered pursuant to Subparagraph 5.5.4, shall be in writing and shall be considered as properly given or made: (i) upon the date of personal delivery (if notice is delivered by personal delivery); (ii) upon the date of delivery, as confirmed electronically (if notice is delivered by facsimile transmission and immediately follows with another manner of notice as set forth in this Paragraph 19); (iii) upon the date which is one (1) business day after deposit with a nationally recognized overnight courier service (if notice is delivered by a nationally recognized overnight courier service); or (iv) upon the date which is three (3) business days after deposit with the U.S. Postal Service, postage prepaid certified mail, return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth after their respective names below, or at such different addresses as they shall have advised the other in writing in accordance herewith.

To Owner:             The Cannery Casino and Hotel, LLC

5255 Boulder Highway

Las Vegas, Nevada  89122

Attn: William C. Wortman

Facsimile: (702) 458-8397

With a copy to:    Schreck Brignone Godfrey

300 South Fourth Street, Suite 1200

Attn: Frank Schreck

Facsimile: (702) 382-8135

To Manager:         Millennium Management Group II, LLC

5255 Boulder Highway

Las Vegas, Nevada  89122

Attn: William C. Wortman

Facsimile: (702) 458-8397

With a copy to:    Schreck Brignone Godfrey

300 South Fourth Street, Suite 1200

Attn: Frank Schreck

Facsimile: (702) 382-8135

With a copy to:    Kummer Kaempfer Bonner & Renshaw

3800 Howard Hughes Parkway, 7th Floor

Las Vegas, Nevada  89109

Attn: David Barksdale

Facsimile: (702) 796-7181

With a copy to:    Mendenhall, LLC

4420 South Decatur Boulevard

Las Vegas, Nevada  89103

Attn: Robert Mendenhall

Facsimile: (702) 251-4891

20.          APPROVAL

In any instance where the approval or consent of Owner or Manager is required or permitted hereunder, such approval or consent shall be in writing and such consent or approval, except as may otherwise be specified in this Agreement, shall not be unreasonably withheld or delayed.

21.          RELATIONSHIP OF PARTIES

Nothing set forth in this Agreement shall constitute, or be construed to be or to create, a partnership, joint venture or agency relationship between Owner and Manager with respect to the management of The Cannery.

22.          NO WAIVER

No waiver of any covenant, term or condition of this Agreement by either party shall be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

23.          CHOICE OF LAW AND FORUM

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, regardless of the places of its negotiation or execution and without regard to principles of conflicts of law. The parties acknowledge that there are substantial and not isolated connections with the State of Nevada and that each of them is subject to the jurisdiction of the courts of such State pursuant to Nevada’s “Long-Arm” Statute.

Each of the parties submits to the exercise of personal jurisdiction over them in the State of Nevada in connection with any action or proceeding brought by either party relating to, arising from, or based on this Agreement, and each of the parties waives any objection to the exercise of personal jurisdiction over each of them in connection with any such action or proceeding.

The parties agree that any litigation or court action of any kind relating to, or arising from, or based on this Agreement shall be filed in Clark County, Nevada.

If either party shall institute legal proceedings against the other party based on a cause of action or arising from this Agreement, the non-prevailing party in such proceeding shall pay the costs and expenses incurred by the prevailing party in such proceedings including reasonable attorneys’ fees and any and all costs and fees incurred on appeal of any lower court decision.

24.          ENTIRE AGREEMENT; MODIFICATION

No employee, agent or representative of either party has the authority to bind the other party to any oral additions, modifications, representations or warranties concerning this Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and no agreement shall be effective to change, modify or terminate this Agreement in whole or in part, unless such agreement is in writing and duly signed by the authorized representative of the party against whom enforcement of such change, modification or termination is sought. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party’s counsel, it being agreed that both parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

25.          SURVIVAL AND CONTINUATION

Notwithstanding the termination of this Agreement, all terms, provisions and obligations of either party contained herein which, in order to give them effect and to accomplish their intent or purpose, need to survive such termination shall, by agreement between Owner and Manager, survive and continue until they have been fully satisfied or performed.

26.          DESCRIPTIVE HEADINGS

The descriptive headings set forth in this Agreement are inserted for convenience and for reference only and do not in any way limit or amplify the terms and provisions of this Agreement.

27.          SUCCESSORS AND ASSIGNS

The terms, provisions and covenants contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns, except as otherwise provided in this Agreement.

28.          FORCE MAJEURE

The terms and conditions of this Agreement (with the exception of the obligation of Owner to pay any fee, cost or expense or to transfer any funds or fund any Reserve or working capital reserve or fund the amounts required by the terms of this Agreement or with regard to matters pertaining to an approved Transfer or Transferee) shall be subject to force majeure. Neither Owner nor Manager shall be considered in default in the performance of its obligation hereunder, if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, fire, earthquake, wind, flood, or because of any law, order, proclamation, regulation, or ordinance of any governmental authority, or because of any act of God or any other cause whether of similar or dissimilar nature beyond the reasonable control of the party affected.

29.          AUTHORIZATION

Each of the parties hereto represents to the other party that it has full power and authority to execute this Agreement and to be bound by and shall perform in accordance with the terms hereof. On request, each party shall furnish to the other evidence of such authority.

30.          COUNTERPARTS

Any number of counterparts of this Agreement may be executed and delivered and each shall be considered an original and together they shall constitute one agreement.

31.          SEVERABILITY

If any of the provisions of this Agreement or its application shall be held by any court, regulatory agency, or other governmental authority having competent jurisdiction over this Agreement, to be invalid, illegal, or unenforceable in any respect, the parties shall forthwith cure such invalidity to the extent permitted by law, and notwithstanding the fact that such provisions may be held to be of no force and effect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. If any such provision or portion thereof is declared invalid, illegal, or unenforceable, the parties to this agreement intend that, in lieu of the invalid, illegal, or unenforceable provision or portion thereof, there be added to this agreement a provision or portion thereof as similar in substance to such invalid, illegal, or unenforceable provision or portion thereof as may be possible so as to accomplish the purposes of such invalid, illegal, or unenforceable provision or portion thereof.

IN WITNESS WHEREOF, Owner and Manager have hereunto set their hands and seals on the day and year first above written.

OWNER:

The Cannery Casino and Hotel, LLC, a
Nevada limited liability company

By: Cannery Casino Resorts, LLC, a Nevada limited liability company, its sole member

By:
William C. Wortman
Manager

By:
William Paulos
Manager

By:
Robert Mendenhall
Manager

MANAGER:

Millennium Management Group II, LLC, a
Nevada limited liability company

By:
William C. Wortman
Manager

By:
William J. Paulos
Manager

IN WITNESS WHEREOF, Owner and Manager have hereunto set their hands and seals on the day and year first above written.

OWNER:

The Cannery Casino and Hotel, LLC, a
Nevada limited liability company

By: Cannery Casino Resorts, LLC, a Nevada limited liability company, its sole member

By:	/s/ William C. Wortman
William C. Wortman
Manager

By:	/s/ William Paulos
William Paulos
Manager

By:	/s/ Robert Mendenhall
Robert Mendenhall
Manager

MANAGER:

Millennium Management Group II, LLC, a
Nevada limited liability company

By:	/s/ William C. Wortman
William C. Wortman
Manager

By:	/s/ William J. Paulos
William J. Paulos
Manager

EXHIBIT “A”

PROPERTY DESCRIPTION FOR THE LAND

A-1